Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-70025, 333-65772, and 333-67542) and S-8 (Nos. 333-67677, 333-16967, 333-47747, 333-30812, 333-37722, 333-76004, 333-117012, 333-117013, and 333-134711) of Greater Bay Bancorp of our report dated February 27, 2007, except for Note 16, as to which the date is July 10, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated July 10, 2007.

/s/ PricewaterhouseCoopers LLP
San Francisco, California July 10, 2007